CounterPath and Columbia University Restructure Terms of Existing Research and Licensing Agreements

VANCOUVER, CANADA – July 17, 2009 – CounterPath Corporation (TSX-V: CCV; OTCBB: CPAH), a leading provider of desktop and mobile VoIP software products and solutions, today announced that it has restructured certain terms and obligations of the existing research and licensing agreements between CounterPath and Columbia University relating to technologies in the areas of mobile communications and voice over Internet.

Since 1999, CounterPath, or its predecessors, has provided funding to support Columbia's research efforts, and certain technologies arising from these efforts have been licensed to CounterPath. As a result of the restructuring of certain terms and obligations of the existing research and licensing agreements, CounterPath has issued 527,370 shares of common stock to Columbia to settle all outstanding amounts due to Columbia under such agreements and rights to certain technologies have reverted back to Columbia. The common stock was issued at $0.75 (CDN$0.84) per share.

The shares issued will not be and have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of United States Securities Act of 1933.

Disclaimer: The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

Contact:

David Karp
Chief Financial Officer
CounterPath Corporation
+1.604.320.3344 ext 1110
ir@counterpath.com

###